Exhibit 1.5

For Immediate Release ▶ ▶ ▶	For More Information ▶ ▶ ▶
Jan. 4, 2005	Lauren Ceradini
Articulate Communications Inc.
212.255.0080, ext. 18
lceradini@articulatepr.com

Schenectady International Reinforces Global Leadership Position
with Ross Systems’ ERP Solution

Leading Chemicals Manufacturer Achieves Focus with Industry-Specific Functionality from iRenaissance

ATLANTA – January 4, 2005 – Ross Systems, Inc. (“Ross”) a global provider of enterprise software solutions for manufacturers and a software unit of chinadotcom corporation (NASDAQ: CHINA), today announced that it has provided enabling enterprise resource planning (“ERP”) software to Schenectady International, Inc., a privately held global chemical manufacturer, to assist Schenectady in maintaining its position as one of the preferred choices for quality chemical products around the world. Schenectady utilizes Ross’ iRenaissance enterprise software system to achieve worldwide visibility across its 25 operations in 14 countries around the world and improve management of production cycles and order processing. Schenectady specializes in the production of a wide range of products, including coating resins, adhesive resins, electronic and specialty chemicals and imaging products.

By way of acquisitions and strategic alliances, Schenectady has seen continuous growth in its overseas operations. Before selecting Ross, Schenectady had looked to use a large, generalized ERP system, but realized the solution would not permit it to leverage certain critical information worldwide, keeping them from conducting business effectively as a global company. Understanding the need for an enterprise resource solution that focused on the unique needs of a global chemical manufacturer, Schenectady turned to Ross Systems’ iRenaissance solution.

“iRenaissance has given us the tools we need to more effectively and efficiently manage our business,” said Allen Look, Schenectady’s director of global information technology. “Top management in our corporate headquarters can access information across the entire globe in real time, putting critical company and financial information in the hands of our decision-makers immediately, allowing them to focus on making the business decisions to help our organization be successful.”

According to a 2004 InformationWeek survey, the chemicals industry spends an average 2 percent of revenue on IT annually; with iRenaissance, Schenectady spends only 0.84 percent. In addition, the company has the ability to see how many pounds of a raw material are consumed annually and can use that information to negotiate prices of large orders, saving time and money in a world of rising chemical prices.

 Global Headquarters ▶ Ross Systems, Inc. ▶ Two Concourse Parkway, Suite 800 ▶ Atlanta, GA 30328 ▶ USA
www.rossinc.com ▶ +1 770.351.9600

The chemical-specific functionality within iRenaissance reduced the need for Schenectady to sift through unwanted data. The company went from working with approximately 12,000 database tables to just 2,500, keeping focus on the information important to its business. In addition, Schenectady can now better manage production cycles and order processing across its enterprise.

With the quality management applications and bi-directional lot trace capabilities in iRenaissance, Schenectady has been able to eliminate its third-party quality control systems globally, saving more than $300,000 annually. Tracking product information through iRenaissance, the company has reduced the deployment of separate software solutions in 25 sites across 14 countries. Additionally, Ross lot-trace-track functionality has increased their ability to monitor the quality of their products, while greatly reducing the time spent looking through archives of paper records to collect and collate similar information.

“The misconception of a lot of companies is the need to take on a larger ERP vendor to manage their growing business – this could not be any more of a fallacy,” said J. Patrick Tinley, CEO of Ross Systems. “Ross’ iRenaissance solution provides a focused solution tailored to the needs of chemical manufacturers like Schenectady. Removing unnecessary overhead and technology roadblocks that come along with larger, more generalized solutions, iRenaissance enables a more streamlined, efficient global company on one integrated platform.”

Schenectady has completed implementation of iRenaissance across four sites – in England, Germany, Mexico and China – and is on target to complete implementation across all 25 operations by June 2006.

About Schenectady
Schenectady International, Inc. (www.siigroup.com) is a private, family-owned company founded in 1906 with headquarters in Schenectady, New York. It is the world leader in the production of alkylpheonols and a leading global producer of performance resins. After nearly 100 years in the business, Schenectady has 25 operations in 14 countries in every major market around the globe.

About Ross Systems
Ross Systems, Inc., a software unit of chinadotcom corporation (NASDAQ: CHINA), delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by more than 1,200 customer companies worldwide, the company’s family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance. For more information, visit www.rossinc.com.

About chinadotcom corporation
chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company focused on China and internationally. The company has approximately 1,800 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website
http://www.corp.china.com.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to results achieved by Schenectady International based on its utilization of Ross Systems iRenaissance solution. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: global and market conditions; currency exchange rate fluctuations; the sustainability of growth rates of the markets addressed by the company’s and its customers’ products; demand for and market acceptance of new and existing enterprise software and services and the positioning of Ross’ solutions in those markets; reliance on strategic partners; timing of new product introductions; pricing and other competitive pressures; changes to operating systems and product strategy by vendors of operating systems; ability to integrate acquired companies and technology; ability to retain key resources; fluctuations in manufacturing yields; the availability and extent of utilization of manufacturing capacity; changes to product mix; and product obsolescence. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, chinadotcom corporation, including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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